Exhibit 2

TENDER AND STOCKHOLDER SUPPORT AGREEMENT

This TENDER AND STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”), dated July 20, 2007, is by and among Hewlett-Packard Company, a Delaware corporation (“Parent”), Orca Acquisition Corporation, a Delaware corporation (“Purchaser”), and certain stockholders of Opsware Inc., a Delaware corporation (the “Company”), set forth on Schedule I hereto (each a “Stockholder” and, collectively the “Stockholders”).

WHEREAS, Parent, Purchaser and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for Purchaser to commence a tender offer for all of the issued and outstanding Common Stock (as defined below) of the Company (the “Offer”) and the merger of Purchaser with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement);

WHEREAS, each Stockholder beneficially owns the number of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) set forth opposite the name of such Stockholder on Schedule I hereto (such shares of Common Stock, together with any other shares of capital stock of the Company acquired (whether held beneficially or of record) by such Stockholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of the Stockholder’s obligations under this Agreement, including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants or options, or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Shares”); and

WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement and as an inducement and in consideration therefor, the Stockholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.    Representations and Warranties of the Stockholders.    Each Stockholder hereby represents and warrants to Parent and Purchaser, severally and not jointly, and solely as to itself and its Shares, as follows:

(a)   The Stockholder (i) is the beneficial owner, and has good and marketable title to, the Shares set forth opposite such Stockholder’s name on Schedule I hereto, free and clear of any and all liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such Shares (collectively, “Encumbrances”) except any Encumbrances arising under securities laws or arising hereunder; (ii) does not own, of record or beneficially, any shares of capital stock of the Company (or rights to acquire any such shares) other than the Shares set forth on Schedule I hereto); and (iii) has the right to vote and dispose of and holds power to issue instructions with respect to the matters set forth in Sections 3, 4 and 5 hereof, power of conversion, power to demand appraisal rights and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Shares, with no material limitations, qualifications or restrictions on such rights, subject to applicable federal securities law and the terms of this Agreement.

(b)   In the case of any Stockholder that is a corporation, limited partnership or limited liability company, such Stockholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or constituted.

(c)   The Stockholder has the legal capacity and all requisite power and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder and consummate the transactions contemplated hereby. To the extent applicable, the execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Stockholder (or its board of directors or similar governing body, as applicable), and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(d)   Neither the execution and delivery of this Agreement by the Stockholder, the performance by the Stockholder of such Stockholder’s obligations hereunder nor the consummation by the Stockholder of the transactions contemplated hereby will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or conflict with (A) to the extent applicable, any provisions of the organizational documents of the Stockholder or (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder’s Shares are bound, or (ii) violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Stockholder or any of such Stockholder’s Shares.

SECTION 2.    Representations and Warranties of Parent and Purchaser.    Each of Parent and Purchaser hereby, jointly and severally, represents and warrants to the Stockholders as follows:

(a)   Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and each of Parent and Purchaser has all requisite corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b)   This Agreement has been duly authorized, executed and delivered by each of Parent and Purchaser and constitutes a valid and binding obligation of Parent and Purchaser enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c)   Neither the execution and delivery of this Agreement by Parent and Purchaser, the performance by Parent and Purchaser of their obligations hereunder nor the consummation by Parent and Purchaser of the transactions contemplated hereby will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or conflict with (A) any provisions of the organizational documents of Parent or Purchaser or (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Parent or Purchaser is a party or by which Parent or Purchaser or their assets are bound, or (ii) violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Parent or Purchaser or their assets.

SECTION 3.    Tender of the Shares.

(a)   Unless this Agreement shall have been terminated in accordance with its terms, and subject to Section 4, each Stockholder hereby agrees that it shall (i) tender its Shares (and deliver any certificates evidencing such Shares or an appropriate affidavit of lost certificate with respect thereto to the extent any of such certificates have been lost, misplaced or destroyed), or cause its Shares to be tendered, into the Offer promptly following the date hereof, and in any event no later than five business days prior to the Initial Expiration Date of the Offer, free and clear of all Encumbrances and (ii) not withdraw its Shares, or cause its Shares to be withdrawn, from the Offer at any time. If a Stockholder acquires Shares after the date hereof, such Stockholder shall (A) tender or cause to be tendered such Shares on or before the fifth business day prior to the Initial Expiration Date or, if later, on or before the second business day after such acquisition but in any event prior to the Expiration Date, and (B) not withdraw such Shares, or cause such Shares to be withdrawn, from the Offer at any time.

SECTION 4.    Transfer of the Shares; Other Actions.

(a)   Prior to the termination of this Agreement, except as otherwise provided herein (including pursuant to Section 3 hereof), each Stockholder shall not: (i) transfer, assign, sell, gift-over, pledge or otherwise dispose (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of, or consent to any of the foregoing (“Transfer”), any Shares or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of Shares; (iii) grant any proxy or power-of-attorney with respect to any of the Shares; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; or (v) take any other action that would restrict, limit or interfere in any material respect with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby. Notwithstanding the foregoing, the preceding sentence shall not prohibit a Transfer of Shares by Stockholder: (A) if Stockholder is an individual, to any member of Stockholder’s immediate family, or to a trust established for the benefit of Stockholder and/or for the benefit of one or more members of Stockholder’s immediate family or established for charitable purposes, or upon the death of Stockholder, or (B) if Stockholder is a partnership, limited liability company or trust, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder or to any trustee or beneficiary of the trust, provided that any Transfer permitted pursuant to (A) or (B) above shall be permitted only if, as a precondition to such transfer, the transferee of such Shares agrees in writing with Parent to be bound by the terms and conditions of this Agreement.

SECTION 5.    Covenant to Vote.    Prior to termination of this Agreement in accordance with its terms, each Stockholder hereby agrees to vote all Shares beneficially owned by such Stockholder (the “Vote Shares”), or to provide a written consent in respect of the Vote Shares, in connection with any meeting of the stockholders of the Company or any action by written consent in lieu of a meeting of stockholders of the Company (i) in favor of the Merger (including adoption of the Merger Agreement) and/or (ii) against any action or agreement which would materially impede or interfere with, or prevent, the Merger, including, but not limited to, any other extraordinary corporate transaction, including, a merger, acquisition, sale, consolidation, reorganization or liquidation involving the Company and a third party, or any other Acquisition Transaction proposed by a third party.

SECTION 6.    Non-Solicitation.

(a)   Each Stockholder shall not and shall not authorize or permit its representatives to directly or indirectly (i) solicit, initiate, knowingly encourage, or knowingly facilitate (including by way of furnishing non-public information) any inquiries or the making or submission of, any offer, proposal or indication of interest that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) participate or engage in any discussions or negotiations with, or disclose or provide any non-public information or data relating to the Company or any Company Subsidiary or afford access to the properties, assets, books or records or employees of the Company or any Company Subsidiary to any Third Party relating to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iii) accept, approve, endorse or recommend an Acquisition Proposal or (iv) enter into any agreement, arrangement, undertaking, contract, commitment or understanding (including any agreement in principle or letter of intent or understanding) with respect to or contemplating an Acquisition Proposal; provided however that, with respect to an Acquisition Proposal that the Company Board of Directors has determined to constitute, or be likely to lead to, a Superior Proposal in accordance with Section 5.2(b) of the Merger Agreement, the Stockholder may (A) furnish information with respect to the Company and Company Subsidiaries to a Third Party in connection with such Acquisition Proposal; provided, that a copy of all such information is delivered simultaneously to Parent to the extent it has not previously been so furnished to Parent and (B) participate in discussions or negotiations with such Third Party regarding such Acquisition Proposal, in each case if and only to the extent the Company is engaged in such activities with such Third Party in compliance with the terms of the Merger Agreement.

(b)   It is understood that this Section 6 limits the rights of each Stockholder only to the extent that such Stockholder is acting in such Stockholder’s capacity as a Stockholder. Nothing herein shall be construed as preventing a Stockholder, or a director, officer or employee of a Stockholder or Affiliate of a Stockholder, who is an officer or director of the Company from fulfilling the obligations of such office (including the performance of obligations required by the fiduciary obligations of such Stockholder, or director, officer or employee of a Stockholder or Affiliate of a Stockholder, acting solely in his or her capacity as an officer or director of the Company).

SECTION 7.    Further Assurances.    Each Stockholder shall, upon request of Parent or Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Purchaser to be necessary or desirable to carry out the provisions of this Agreement.

SECTION 8.    Termination.    This Agreement, and all rights and obligations of the parties hereunder shall terminate on the earlier of: (a) the date the Merger Agreement is validly terminated in accordance with its terms, (b) the Effective Time and (c) with respect to any Stockholder, such date and time as any amendment or change to the Merger Agreement or the Offer that decreases the Offer Price is effected without the consent of such Stockholder. Termination of this Agreement shall not relieve any party from liability for any breach hereof prior to such termination. Section 10 and Section 12 shall survive any termination of this Agreement.

SECTION 9.    Waiver of Appraisal and Dissenter’s Rights.    Each Stockholder waives and agrees not to exercise any rights of appraisal, rights to dissent or similar rights with respect to the Merger or other transactions contemplated by the Merger Agreement that the Stockholder may have with respect to the Stockholder’s Shares pursuant to applicable law.

SECTION 10.    Expenses.    All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

SECTION 11.    Stop Transfer Order; Legend.    In furtherance of this Agreement, concurrently herewith, each Stockholder shall, and hereby does authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares of such Stockholder (and that this Agreement places limits on the voting and transfer of such Shares).

SECTION 12.    Miscellaneous.

(a)    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as Fedex (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to any of the Stockholders, at the address set forth opposite the name of such Stockholder on the signature page hereto:

with a copy to:

Opsware Inc.
599 N. Mathilda Avenue
Sunnyvale, CA 94085
Attention: General Counsel
Facsimile: (800) 883-9410

and a copy to:

Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention: David Healy
                Lynda Twomey
Facsimile: (650) 938-5200

and

If to Parent or Purchaser, to:

Hewlett-Packard Company
3000 Hanover Street
Palo Alto, CA 94304
Attention: General Counsel
Facsimile: 650-857-2012

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Christopher E. Austin, Esq.
General Fax: 212-225-3999

(b)    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)    Counterparts.    This Agreement may be executed manually or by facsimile by the parties hereto in any number of counterparts, each of which shall be considered one and the same agreement. This Agreement shall become effective with respect to a Stockholder when a counterpart hereof shall have been signed by each of Parent, Purchaser and such Stockholder and delivered to the other such parties.

(d)    Entire Agreement.    This Agreement (together with the Merger Agreement and any other documents and instruments referred to herein and therein) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof. This Agreement is not intended and does not confer upon any Person other than the parties hereto any rights hereunder.

(e)    Governing Law.

(i)  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof that would result in the application of law of any other state.

(ii)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if no such state court has proper jurisdiction, the Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware Court of Chancery or, if no such state court has proper jurisdiction, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware Court of Chancery or Federal court, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware Court of Chancery or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12(a). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(iii)  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS, INCLUDING THE OFFER AND MERGER, CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(e)(iii).

(f)    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that Parent and Purchaser may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned subsidiaries of Parent (each, an “Assignee”). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(g)    Severability of Provisions.    If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this

Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions are fulfilled to the extent possible.

(h)    Specific Performance.    The parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this Agreement by any party hereto, and that the obligations of the parties hereto shall be enforceable by any party hereto through injunctive or other equitable relief without any requirement to post a bond.

(i)    Amendment.    No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

(j)    Binding Nature.    This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns.

(k)    Option Exercises.    Nothing in this Agreement shall require a Stockholder to exercise any option or warrant to purchase shares of Common Stock of the Company.

[signature page follows]

IN WITNESS WHEREOF, Parent, Purchaser and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

HEWLETT-PACKARD COMPANY

By
Name:
Title:

ORCA ACQUISITION CORPORATION

By
Name:
Title:

SIGNATURE PAGE TO TENDER AND STOCKHOLDER SUPPORT AGREEMENT

[STOCKHOLDER]

By
Name:
Title:

[STOCKHOLDER]

By
Name:
Title:

SIGNATURE PAGE TO TENDER AND STOCKHOLDER SUPPORT AGREEMENT

SCHEDULE I

Name and Address	Shares
TOTAL

I-1